Exhibit 10.9

MOU GWS-NV AND ESI SOLAR ENERGY PROJECT IN SYRIA 2008

MEMORANDUM OF UNDERSTANDING

BETWEEN

Global Warming Solutions (established in Houston, USA) and Malmok Vision
(established in Blaricum, the Netherlands)

AND

ESI energy sources Inc. (established in Goldsboro Road, Falls Church, VA, USA)

GWS- NV

Concerning the technology transfer of hybrid solar panels and the delivery of production machinery to produce in Syria hybrid solar panels as well as the technical support for the start-up of the production in Syria.

PREAMBLE

Whereas Global Warming Solutions (hereinafter mentioned as GWS) developed and applied for patent under nr. 51573 A (UA) a new system to develop and produce hybrid solar panels (converting solar energy into electric energy and heat);

Whereas Malmok Vision (hereinafter mentioned as MV) signed a cooperation agreement with Global Warming Solutions to market their products and Malmok Vision has been authorized by Global Warming Solutions to act on their behalf in this matter;

Whereas ESI energy sources Inc. (hereinafter mentioned as ESI) is interested in developing an energy project in Syria and is interested to gain the rights and knowledge to produce hybrid solar panels in Syria and to receive the rights to sell these products to customers of ESI;

Whereas GWS is willing to sell non-exclusive the rights to produce, market and sell hybrid solar panels, called LETG, to ESI and ESI is willing to purchase the non-exclusive rights to produce, market and sell hybrid solar panels, called LETG;

Whereas GWS has indicated that it is willing to sell this non-exclusive right of hybrid solar panels, called LETG, to ESI for the amount of $ 1 million, and is willing to deliver the machinery to produce these hybrid panels for $ 400,000 and is willing to assist the support of the start-up of the production for $ 100,000 - and ESI has indicated to accept these figures;

Whereas GWS, MV and ESI still have to exchange additional information to make the full content of the technology transfer clear to all parties;

Whereas the technical staff for LETG of GWS is located in Odessa, Ukraine; And whereas GWS, MV and ESL agree that the content of this Memorandum of Understanding is not legally binding for any party.

Therefore agree the hereunder mentioned actions:

•

To meet in Odessa or any anther place , Ukraine to finalize all the details of the technology transfer and to specify the machinery which can produce the hybrid solar panels as well as to determine the production capacity in relation to the need of ESI in Syria;

•

To make and sign in mutual consideration a legally binding document specifying the details of the technology transfer for $ 1,000,000.- (one million US dollars) the details of the machinery to be purchased for $ 400,000.- (four hundred thousand US dollars) The details of the technical support for the start-up of the production for $ 100,000. - (one hundred thousand US dollars);

•	To discuss and estimate the total number of hybrid solar panels, the estimated electrical energy output and the estimated heat output in relation to the total need for the project ESI is involved in;
•

To make the schedule of payments in relation to milestones for the technology transfer: Payment at signing of the document $ 100,000. - Delivery of the specification of the patented LETG technology incl. drawings $ 250,000 Description of the construction of each part of the panel, incl. the machinery needed to produce this $ 400,000. Test procedure of prototype and reaching the output within the written margin $ 250,000;

•	Schedule of delivery of machinery for which an irrevocable letter of credit at an international bank will be opened on the name of GWS;
•	The scope of work for which GWS is willing to deliver support at $ 1,000 per day, estimated for 100 days, totaling $ 100,000.
•	To discuss other areas of cooperation with regards to the opportunities in Syria for large energy projects and as well for marketing the in Syria produced solar panels in other Arabic countries;

Signed this Thursday, October 16, 2008.

For ESI energy sources Inc. Dr. Eng. Mhd Deeb, President of ESI energy sources Inc. /s/ Dr. Eng. Mhd Deeb	For Global Warming Solutions: Dr. Vladimir Vasilenko CEO of Global Warming Solutions /s/ Dr. Vladimir Vasilenko

For Malmok Vision Ir. H. Rost van Tonningen CEO of Malmok GWS- NV /s/ Ir. H. Rost van Tonningen